EXHIBIT 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT

WHEREAS, the Employment Agreement (the “Agreement”) was executed and effective on the 16th day of May, 2006, by and between XTO ENERGY INC., a Delaware corporation (the “Company”), and BOB R. SIMPSON (the “Employee”); and

WHEREAS, pursuant to Section 18 of the Agreement, the Agreement may be amended by mutual written agreement signed by the Company and the Employee (the “Parties”); and

WHEREAS, the Parties desire to amend the Agreement (i) to reflect that the Amended and Restated Management Group Employee Severance Protection Plan dated August 15, 2006 is now referred to as the “Second Amended and Restated Management Group Employee Severance Protection Plan” (the “Plan”), (ii) to eliminate the requirement that the Company provide a Gross-Up Payment (as defined in the Agreement) to Employee under Section 13 of the Agreement and under Section 6.01 of the Plan, and (iii) to permit the reduction of the amount of “Total Payments” paid to Employee following a Change in Control (as defined in the Agreement).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Employee agree as follows:

1. Section 10.7 is amended by deleting the first sentence in said Section in its entirety and substituting in lieu thereof the following:

In the event of a Change in Control or a termination of Employee’s employment under this Agreement for any reason, Employee shall have no right to receive any compensation, remuneration, bonus or benefit for any period subsequent to the Date of Termination or the Change in Control, as the case may be, except as may be provided in Sections 11, 12 and 13 or pursuant to the Second Amended and Restated Management Group Employee Severance Protection Plan effective August 15, 2006.

2. Section 10.7 is amended by deleting the last sentence in said Section in its entirety and substituting in lieu thereof the following:

In the event that Employee elects to receive any severance benefits pursuant to the Second Amended and Restated Management Group Employee Severance Protection Plan effective August 15, 2006, or any similar plan, program, or arrangement of Employer, Employee shall not be entitled to receive any compensation, remuneration, bonus or benefit under Sections 11, 12, or 13 of this Agreement. Further, Employee shall not be entitled to receive the Gross-Up Payment as provided in Article VI of the Plan, but instead, the provisions of Section 13 of this Agreement (as amended herein) shall apply for all purposes with respect to any benefits receivable by Employee under the Plan (and for all purposes relating the Employee, such provisions shall be considered to have been incorporated by reference in the Plan) including (i) the calculation and limitation of the Total Payments Employee is to receive under the Plan, (ii) the calculation of the Excise Tax that may be imposed on Employee with respect to such Total Payments, (iii) the calculation of any Underpayment and indemnification of Employee with respect to any Underpayment related to benefits under the Plan, and (iv) the time for payment of any such amounts by the Company; for these purposes all defined terms in Section 13 shall apply for all purposes of the Plan in connection with Employee’s benefits under the Plan.

3. Section 11.7 is amended by deleting the last sentence in said Section in its entirety and substituting in lieu thereof the following:

If Employee receives any compensation or benefits in accordance with this Section 11, he expressly waives any right to participate in or receive any benefits or payments under the Second Amended and Restated Management Group Employee Severance Protection Plan effective August 15, 2006.

4. Section 13.1 is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

13.1 In the event it shall be determined that any payment or distribution of any type by Employer to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the amount of the Total Payments, shall be reduced, so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Employee which are contingent on a change of control (as defined in Section 280G(b)(2)(A) of the Code) is the maximum amount of payments that could be made, without the imposition of the excise tax under Section 4999 of the Code. To the extent the Total Payments must be reduced in accordance with this Article VI, the Company shall retain cash amounts that are otherwise payable to Employee, and, if necessary, the Company shall retain such other amounts, in its discretion, which would otherwise be payable to Employee.

5. Section 13.2 is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

13.2 All determinations required to be made under this Section 13 shall be made by an independent accounting firm retained by Employer on the date of the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the Payment Date, if applicable, or such earlier time as is requested by Employer. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that such Accounting Firm may miscalculate the maximum amount of Total Payments Employee may receive under Section 13.1 with imposition of an excise tax under Code Section 4999; if such miscalculation results in the imposition of an excise tax on Employee, any Excise Tax amounts that Employee is required to pay shall be referred to as an “Underpayment.” In the event that Employer exhausts its remedies pursuant to Section 13.3 and Employee thereafter is required to make a payment of any Underpayment, the Accounting Firm shall determine the amount of the Underpayment and Employer shall pay to Employee an amount (the “Indemnification Amount”) such that, after payment by Employee of all taxes (including additional excise taxes under said Section 4999 and any interest and penalties imposed with respect to any taxes) imposed upon the Indemnification Amount, Employee retains an amount equal to the Underpayment. Employer shall pay the Indemnification Amount to Employee as soon as practicable after determination of Employee’s liability for the Underpayment.

6. Section 13.3 is amended by deleting the first sentence in said Section in its entirety and substituting in lieu thereof the following:

Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employee of any Underpayment.

7. Section 13.3 is amended by deleting the last sentence in said Section in its entirety and substituting in lieu thereof the following:

Furthermore, Employer’s control of the contest shall be limited to issues with respect to which any Underpayment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8. Section 13.4 is amended by deleting the last sentence in said Section in its entirety and substituting in lieu thereof the following:

If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 13.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Underpayment required to be paid.

9. Except as amended hereby, the Agreement, as previously amended, shall remain in full effect.

IN WITNESS WHEREOF, the Parties have caused this amendment to the Agreement to be executed and delivered on December 31, 2007.

        XTO ENERGY INC.

        By:  /s/ Vaughn O. Vennerberg II
    Vaughn O. Vennerberg II
                            Senior Executive Vice President and Chief of Staff

        EMPLOYEE

        /s/ Bob R. Simpson
        Bob R. Simpson